UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Grand Canyon Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3300 W. Camelback Road

Phoenix, Arizona 85017

(602) 639-7500

May 6, 2015

Re:	Supplemental Information Relating to 2015 Annual Meeting of Stockholders of Grand Canyon Education, Inc. (the “Company”) to be held May 18, 2015

Dear Stockholder:

By now you should have received Grand Canyon Education, Inc.’s Notice of our 2015 Annual Meeting of Stockholders and Proxy Statement (the “2015 Proxy Statement”).

The section entitled “Corporate Governance and Board Matters – Board of Directors Meetings and Attendance” appearing on page 4 of the 2015 Proxy Statement currently reads in its entirety as follows:

“Board of Directors Meetings and Attendance

During our 2014 fiscal year, our Board of Directors held seven meetings and each of our directors attended more than 75% of such meetings, except for Mr. Richardson who attended five of the seven. We do not have a formal policy regarding attendance of our directors at annual meetings of our stockholders, but we do encourage each of our directors to attend. Five of our seven directors attended our 2014 annual meeting.”

In response to questions received from certain stockholders, the Company has enhanced its disclosure under the section entitled “Corporate Governance and Board Matters – Board of Directors Meetings and Attendance” to add the following additional paragraph:

“During 2014, the Board of Directors of the Company held four regularly scheduled meetings of the Board of Directors and all of our directors, including Mr. Richardson, attended 100% of those meetings. In August 2014, management initiated a project that involved the review and analysis of potential ways in which Grand Canyon University could be converted into a nonprofit entity. The initiation of this project led the Board of Directors to hold three additional meetings during a 30-day period between late August and late September 2014. Due to existing scheduling conflicts, Mr. Richardson was able to attend only one of those additional meetings. Related to the foregoing, and after management expressed a desire to lead the conversion effort, in October 2014, the Board of Directors announced that it had established an Independent Committee of the Board of Directors comprised of all board members other than the Company’s chief executive officer, Brian Mueller. During the fourth quarter of 2014, the Independent Committee met four times and Mr. Richardson attended three of those four meetings (in addition to the regularly scheduled board meeting that occurred in October 2014). In total, in 2014 Mr. Richardson attended 100% of the regularly scheduled meetings of the Board of Directors and eight out of 11 total meetings of the Board of Directors and the Independent Committee (eight of which took place during the four month period between late August and late December 2014). Since 2010, Mr. Richardson has attended 28 out of 31, or 90.3%, of the total number of board meetings held.”

There are no revisions to the 2015 Proxy Statement other than the foregoing change reflected above.

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of each of the seven nominees listed in the 2015 Proxy Statement to constitute our Board of Directors.

The 2015 Annual Meeting of Stockholders of the Company will continue to be held at Grand Canyon University Arena on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, on Monday, May 18, 2015, for the purpose of considering the proposals set forth in the 2015 Proxy Statement.

Proxies

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the proxy statement dated March 26, 2015 and vote again. If you have not yet submitted a proxy, the Board of Directors of the Company urges you to vote by following the procedures described in the 2015 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2015. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, are available and may be viewed at www.edocumentview.com/LOPE.

The date of this proxy supplement is May 6, 2015.

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